EXHIBIT 99.1

Closure Medical Corp.
2001 Financial Outlook
January 11, 2001

         We have planned this conference call today to comment on, to the degree permitted, the recently signed Colgate agreement for the distribution rights to Soothe-N-Seal(TM) canker sore relief product and other ongoing events and how they fit Closure's overall strategy for 2001 and beyond. In addition, as promised on our 3rd quarter conference call, we would also like to provide what we currently believe to be the financial outlook for our expected range of revenues and earnings for 2001.

         Let me begin our call by discussing Closure's partnering with Colgate.

                                 Who is Colgate?

o        Colgate - 1806 -almost 200 years in business
o        $10 billion in revenue
o        Global leader in oral care
-        40% share of toothpaste
-        25% share of toothbrush
o        Leader in oral health education programs
o        Approximately 80 field representatives in North America
o        Professional relation department sponsors hundreds of
-        Symposia
-        Seminars
o        Exhibits at 300 national and international congresses

                                    Agreement

o        Worldwide exclusive marketing, distribution and development deal
o        Deal extends through the second quarter of 2008
o        We will ship Soothe-N-Seal(TM) in a proprietary bottle to Colgate
o Colgate is responsible for all secondary packaging (swabs, tray, box, carton, etc.)
o        Closure owns all regulatory submissions and approvals
o        Agreement calls for annual minimum purchase quantities


2001 outlook

         At this time I would like to get into the outlook for 2001. I would like to start by discussing our current estimates for revenue growth in 2001 and the assumptions we have used


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for determining that growth.

         Total revenue growth for 2001 v. 2000 is currently expected to be in the range of 45-50%, which would result in sales of $18 to $20 million. As was the case in 2000, we expect Dermabond sales to constitute a majority of our sales revenue. As mentioned during previous conference calls, we expect to ship two new Dermabond line extensions, a chisel tip for launch by the end of the first quarter of 2001 and a higher viscosity product by the fourth quarter of 2001. We believe that 45% to 50% overall revenue growth is achievable given the current penetration of Dermabond in the emergency room, the focused effort of the Ethicon reps in the operating room, the planned marketing efforts of Ethicon in 2001 and the Dermabond line extensions.

         As mentioned earlier, we plan to begin shipping Soothe-N-Seal(TM) in the first quarter setting up a launch by Colgate in the second quarter. We expect Colgate to focus the launch on the professional sector prior to a launch in the consumer sector. As Colgate develops their initial 12-month forecast, we expect there will be some variation in our estimates for Soothe-N-Seal(TM) revenues.

         We expect Liquiderm liquid adhesive bandage shipments in the fourth quarter on the premise that the potential partner would launch to the consumer in the first quarter of 2002. As a result, we have included current estimates for fourth quarter revenues for estimated launch quantities of Liquiderm. We are currently negotiating with a potential partner and currently anticipate having the deal closed by the end of the second quarter of 2001. We are also awaiting 510(k) approval of Liquiderm from the FDA.

Gross profit percentage

         Our gross margin percentages for 2000 have ranged from 68% to 73%, while only utilizing approximately 20% of total production capacity. In 2001, with increased production volume and capacity utilization, we currently expect to maintain similar overall margins, taking into account the effect of the lower margin OTC products.

Operating expenses

         We expect overall operating expenses to increase approximately 7% - 10%, primarily due to increases in R&D and regulatory expenses. We expect G&A expenses will be flat year-to-year. We expect the major spending will be the funding of the clinical trial for our liquid occlusive dressing product for the treatment of partial thickness wounds such as bed sores and skin tears. In addition, several potential partners have completed due diligence on this product and we plan to begin negotiations in the months ahead. We expect the other significant R&D expenditures will be for the preparation of the investigational device exemption for an adhesive formulation for use inside the body.

Net interest income

         Net interest income is expected to remain constant for 2001 as we expect to maintain

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approximately $10 million in cash and equivalents throughout the year. However, this estimate could be impacted as a result of the lower market interest rates.

Miscellaneous

         We plan to increase headcount from 82 to 87 associates. We expect these new hires will be in the manufacturing/operations department.

         Capital expenditures for 2001 will be in the range of $1.0-$2.0 million based on current projections. These expenditures are expected to be for packaging equipment for the OTC products, as well as equipment for increasing the current production yields.

2001 projections

         Based on our current projections set forth above, we currently expect earnings for the 2001 fiscal year of 15 to 20 cents per share on revenues of $18 to $20 million. If our current forecasts are correct, we expect revenue growth of 45-50% and an improvement in earnings from a 12 to 13 cents per share loss in 2000, to a 15 to 20 cents per share profit in 2001.

         The 2001 quarterly breakdown for earnings per common share, based upon the current projections set forth above, would be as follows: Q1 of ($0.01) to $0.01, Q2 of breakeven to $0.02, Q3 of $0.05 to $0.07 and Q4 of $0.09 to $0.11.

Q4 2000

         Now we would like to comment on the impact of the company adopting Staff Accounting Bulletin No. 101 or SAB 101 as it relates to the fourth quarter of fiscal year 2000.

Fourth quarter 2000 excluding effects of SAB 101

         However, before we discuss SAB 101 and its impact, I would like to discuss fourth quarter 2000, excluding the new accounting treatments. The results for the fourth quarter of 2000, before the adoption of SAB 101, is expected to be consistent with the guidance provided during the third quarter of 2000 earnings conference call held on October 26, 2000. Total revenues for the fourth quarter are expected to be in the range of $3.7 to $3.8 million. Fourth quarter earnings per basic and diluted common share is expected to be a net loss of ($.01) to breakeven. These amounts are unaudited and will not be final until our external auditors complete their audit in February.

Q4 2000 including effects of SAB 101

         Now I would like to discuss SAB 101, as it relates to the Company and the impact of adoption. The adoption of SAB 101 reflects the reversal of licenses fees and product development revenues that had been recognized in prior years related to the Licensing and Marketing Agreement with Ethicon, Inc., signed in March 1996. Pursuant to SAB 101, applied retroactively to January 1, 2000, these payments are recognized ratably over the remaining agreement term, which is through March 2004. The effect of applying this change in

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accounting principle is a cumulative charge of approximately $2.6 million, or
($.20) per basic and diluted common share.

         Total revenues for the fourth quarter of 2000, including $625,000 of licensing fees and product development revenues recognized pursuant to SAB 101, are expected to be in the range of $4.3 to $4.4 million. The net loss for the fourth quarter of 2000, including the effects of adopting SAB 101, is expected to be approximately $2.2 million or ($.15) to ($.16) per common share.

         At this time, I will turn it back to Bob for some closing comments before we open the call up for questions.

     We feel the expectations we have discussed here today will allow Closure to continue to move forward and build shareholder value. Before we take questions, I would like to cover the milestones that the company currently believes may be achieved during 2001:

o        Ship two new Dermabond line extensions
o        FDA approval for Liquiderm liquid adhesive
o        Marketing partner for Liquiderm
o        Initiate clinical trials for liquid occlusive dressing product
o        And perhaps file an IDE for an adhesive formula for use inside the body

Conclusion

         At this time we would like to open up the call for questions.

This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties or other factors not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to the early stage of commercialization of the Company products; the progress of its research and development programs for future products; the need for regulatory approval and effects of governmental regulation; technological uncertainties; the satisfactory conclusion of negotiations with, and dependence on marketing partners, and dependence on patents and trade secrets, as well as those detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 filed with the Securities and Exchange Commission.